Exhibit 99.1

bread financial.

Bread Financial reports fourth quarter and full year 2024 results

COLUMBUS, Ohio, January 30, 2025 – Bread Financial Holdings, Inc. (NYSE: BFH), a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions, today announced financial results for the fourth quarter and full year ended December 31, 2024.

($ in millions, except per share amounts)	**Fourth quarter 2024** Total company	**Fourth quarter 2024** Continuing operations	**Full year 2024** Total company	**Full year 2024** Continuing operations
Net income	**$7**	**$8**	**$277**	**$279**
Adjusted net income[1]	**$20**	**$21**	**$381**	**$383**
Earnings per diluted share	**$0.14**	**$0.15**	**$5.49**	**$5.54**
Adjusted earnings per diluted share[1]	**$0.40**	**$0.41**	**$7.55**	**$7.60**

(1) Adjusted for the post-tax impact from our repurchased convertible notes, and therefore represent Non-GAAP financial measures. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

$18.2B	$926MM	12.4%	$46.97
4Q24 Average loans	**4Q24 Revenue**	**Common equity tier 1 capital ratio**	**Tangible book value per common share[2]**

- Relative to the fourth quarter of 2023:
  - Average loans decreased 1%, resulting from lower full year credit sales.
  - Common equity tier 1 (CET1) capital ratio increased 20 basis points to 12.4%.
  - Tangible book value per common share[2] increased $3.27, or 7%, to $46.97.
- Fourth quarter delinquency rate was 5.9% and net loss rate was 8.0%. We estimate the net loss rate improved by more than 20 basis points as a result of previously disclosed hurricane-related actions.
- Repurchased $44 million in principal amount of convertible notes, impacting pre-tax results by $11 million, primarily due to the repurchase premium paid, leaving $10 million, or 3%, outstanding.
- Completed $44 million of share repurchases, representing 684,000 shares at an average price per share of $64.35.

(2) Tangible book value per common share is a Non-GAAP financial measure. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".

CEO COMMENTARY

"Our successes in 2024 place Bread Financial in a position of strength going into 2025 with increased capital flexibility and financial resilience. We made significant progress enhancing our balance sheet, executing on our long-term funding plan, and increasing shareholder value. We improved our capital ratios, while concurrently reducing parent-level debt and achieving a double leverage ratio target of below 115%. Our funding mix improved throughout the year with continued direct-to-consumer deposit growth momentum. These accomplishments underscore our disciplined approach to grow our business and allocate capital responsibly to reduce risk and generate appropriate returns. Further, as a result of our achievements, we received improved rating outlooks from Moody's and Fitch, moving from stable to positive just one year after obtaining our inaugural ratings.

"We continue to add iconic brand partner relationships and further invest in our existing programs. During 2024, we launched new programs with Hard Rock International, HP, and Saks Fifth Avenue, reflecting our success in diversifying our partners and verticals. With the addition of these valued brand partners along with a continued strong renewal rate, more than 85% of our loans are now secured through 2026 and 9 of our 10 largest programs are secured through at least 2028.

"We are pleased with our year-over-year positive fourth quarter credit sales growth as retail apparel sales and millennial and Gen Z sales showed signs of improvement. Spending continues to be more heavily weighted toward non-discretionary purchases, leading to strong loan growth in our co-brand and propriety products during the holidays. While pressure from years of inflation continues to impact our customers and economic and political uncertainty remains, we are cautiously optimistic for improved credit sales in 2025 driven by new and existing brand partner growth.

"Looking ahead, we remain focused on growing responsibly, managing the macroeconomic and regulatory environments including ongoing implementation of CFPB late fee rule mitigation strategies, disciplined capital allocation, and continued execution on our operational excellence efforts. Our resilient business model allows us to generate capital, deliver strong returns, and create sustainable, long-term value for our shareholders."

- Ralph Andretta, president and chief executive officer

Bread Financial | January 30, 2025 1

Bread Financial | January 30, 2025 2 "The fourth quarter showed signs of gradual economic improvement with credit sales growth of 1%, stable to improving credit performance, and a lower reserve rate of 11.9% compared to year-end 2023. Fourth quarter net interest margin declined sequentially to 17.8% following seasonal trends driven by increased transactor balances related to holiday spending, impacts from a lower average prime rate in the quarter, and lower billed late fees. As expected, fourth quarter adjusted total non-interest expenses increased sequentially due to increased marketing expenses and employee benefits and compensation costs. However, for the full year, as a result of our focus on disciplined expense management and our operational excellence initiatives, adjusted total non-interest expenses improved 7%, positioning the company to deliver positive operating leverage again for 2025. "We continued to strengthen our balance sheet by reducing debt and dilution risk while growing our CET1 to 12.4%, representing a 20 basis point year-over-year improvement. We repurchased $44 million in principal amount of our convertible notes in the fourth quarter and in January 2025 redeemed the remaining $100 million principal balance of our 2026 senior notes. We repurchased $44 million shares in December completing our authorized share repurchase plan. Additionally, direct-to-consumer deposits increased 19% year-over-year to $7.7 billion at quarter-end. Our average direct-to-consumer deposits now represent 43% of total funding, up from 35% a year ago. "Fourth quarter 2024 credit performance was consistent with our expectations, showing signs of stability and gradual improvement as a result of the responsible credit management actions we have taken. As previously mentioned, we estimate losses and the net loss rate benefited by approximately $10 million and more than 20 basis points, respectively, from the hurricane-related customer-friendly actions we took in October and November. Consequently, these actions will negatively impact the second quarter of 2025 net loss rate. Given the macroeconomic uncertainty that still exists for 2025, we remain vigilant around credit policy while cautiously optimistic for a gradual improvement in economic conditions. "Our reserve rate of 11.9% improved slightly year-over-year as expected, which is further evidence of stabilization in our credit portfolio. We continue to maintain conservative weightings on the economic scenarios in our credit reserve modeling given the wide range of potential 2025 macroeconomic outcomes. "Litigation associated with the CFPB late fee rule is ongoing and the outcome and timing of the implementation of the rule is still unknown. Nevertheless, we continue to implement mitigation plans intended to limit the financial impact of the final rule on our business. We anticipate the financial impacts of these actions to be more apparent in 2025 as the changes roll through our existing portfolio. "Looking ahead, we expect our resilient business model, prudent capital allocation, and operational excellence initiatives to deliver responsible growth and achieve solid financial results in 2025." - Perry Beberman, executive vice president and chief financial officer 2025 full year outlook "Our 2025 outlook assumes no late fee reduction related to the CFPB late fee rule given uncertainty surrounding the timing and outcome of the ongoing litigation. • "Our 2025 outlook assumes economic stability, yet is subject to changing conditions as the impacts from key legislative and monetary policies are still unknown. The current baseline forecast includes continued improvements in real wages in a stable, albeit cooling labor market. Our outlook also assumes interest rate decreases by the Federal Reserve, which will pressure total net interest income. • Average loan growth: "Based on our current economic outlook, strategic credit tightening actions, anticipated elevated gross credit losses, and visibility into our pipeline and existing partners, we expect 2025 average credit card and other loans to be relatively flat to 2024. We expect year- end 2025 loans to be higher than year-end 2024 as a result of new business growth and higher credit sales in the year. • Total revenue: "Total revenue growth, excluding gains on portfolio sales, is anticipated to be up low single digits with full year net interest margin modestly higher than the full year 2024 rate as a result of mitigation actions taken in response to the CFPB late fee rule, partially offset by interest rate reductions by the Federal Reserve and a continued shift in risk and product mix. • Total expenses: "As a result of efficiencies gained from ongoing operational excellence initiatives, along with disciplined investment and expense management, we expect to generate full year positive operating leverage in 2025, excluding gains on sales and the $107 million pre-tax impact from our repurchased convertible notes in 2024. • Net loss rate: "We anticipate a net loss rate in the 8.0% to 8.2% range for 2025. • Effective tax rate: "We expect our full year normalized effective tax rate to be in the range of 25% to 26%, with quarter-over- quarter variability due to the timing of certain discrete items." CFO COMMENTARY

Bread Financial | January 30, 2025 3 PPNR adjusted for unique items* $501MM $399MM 4Q23 4Q24 Continuing operations(1) Fourth quarter Full year ($ in millions, except per share amounts) 2024 2023 % change 2024 2023 % change Total net interest and non-interest income (“Revenue”) $ 926 $ 1,017 (9) $ 3,838 $ 4,289 (11) Net principal losses 367 367 — 1,489 1,365 9 Reserve build (release) 50 115 (56) (92) (136) (33) Provision for credit losses 417 482 (14) 1,397 1,229 14 Total non-interest expenses 536 516 4 2,060 2,092 (2) (Loss) income from continuing operations before income taxes (27) 19 (247) 381 968 (61) Income from continuing operations $ 8 $ 45 (83) $ 279 $ 737 (62) Weighted average shares outstanding – diluted 50.9 49.6 50.4 50.0 Income from continuing operations per diluted share $ 0.15 $ 0.90 (83) $ 5.54 $ 14.74 (62) Adjusted total non-interest expenses(2) $ 525 $ 516 1 $ 1,953 $ 2,092 (7) Adjusted income from continuing operations(2) $ 21 $ 45 (53) $ 383 $ 737 (48) Adjusted income from continuing operations per diluted share(2) $ — $ — (55) $ — $ — (48) Pretax pre-provision earnings (PPNR)* $ 390 $ 501 (22) $ 1,778 $ 2,197 (19) PPNR excl. gain on portfolio sale & impact from repurchased Convertible Notes* $ 399 $ 501 (20) $ 1,874 $ 1,967 (5) Revenue $1,017MM $926MM 4Q23 4Q24 -9% Key operating and financial metrics Credit metrics (1) Excludes amounts associated with our former LoyaltyOne segment and our former Epsilon segment which previously have been disclosed as discontinued operations and classified accordingly. (2) Adjusted for the impact from repurchased Convertible Notes, and therefore represent Non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". * PPNR and PPNR excluding gain on portfolio sale and impact from repurchased Convertible Notes are Non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures". nm – Not meaningful, denoting a variance of 1,000 percent or more. Diluted EPS Credit sales $7.8B $7.9B 4Q23 4Q24 +1% Net loss rate 8.0% 8.0% 4Q23 4Q24 Delinquency rate 6.5% 5.9% 4Q23 4Q24 Total company $0.87 $0.14 4Q23 4Q24 Continuing ops. $0.90 $0.15 $0.41 4Q23 4Q24 Adj. 4Q24 -60 bps (1) -20% (2) PPNR excluding gain on portfolio sale and impact from repurchas d Convertible Notes*

Fourth quarter 2024 compared with fourth quarter 2023 – continuing operations

- Credit sales were $7.9 billion for the fourth quarter of 2024, an increase of $0.1 billion, or 1%, reflecting new partner growth and stronger holiday sales.
- Average credit card and other loans of $18.2 billion were down 1%, while end-of-period credit card and other loans decreased 2% to $18.9 billion, primarily driven by lower full year credit sales and elevated gross losses.
- Revenue decreased $91 million, or 9%, primarily due to lower finance charges and late fees resulting from a lower average prime rate and our gradual shift in risk and product mix leading to a lower proportion of private label accounts as well as reduced merchant discount fees due to lower big ticket credit sales.
- Total non-interest expenses increased $20 million, or 4%, primarily driven by an increase in employee compensation and benefits costs of $22 million and an $11 million pre-tax impact from our repurchased convertible notes. Excluding the impact from our repurchased convertible notes, adjusted non-GAAP total non-interest expenses increased 1%.
- Income from continuing operations decreased $37 million, or 83%, primarily due to lower net interest income and higher total non-interest expenses and a $13 million post-tax impact from our repurchased convertible notes, partially offset by a lower provision for credit losses.
- PPNR, a Non-GAAP financial measure, decreased $111 million, or 22%, primarily due to lower net interest income and higher employee compensation and benefits costs.
- The delinquency rate of 5.9% decreased from 6.5% in the fourth quarter of 2023.
- The net loss rate of 8.0% remained flat compared to the fourth quarter of 2023.
- CET1 of 12.4% increased from 12.2% in the fourth quarter of 2023.

4Q24 impact from repurchased Convertible Notes

($ in millions, except per share amounts)	Total expenses	Income from cont. ops.	Diluted EPS from cont. ops.
GAAP-basis	$ 536	$ 8	$ 0.15
Impact from repurchased Convertible Notes	11	13	$ 0.26
Adjusted GAAP-basis[(1)]	**$ 525**	**$ 21**	**$ 0.41**

(1) Adjusted GAAP-basis figures are Non-GAAP financial measures. See “Non-GAAP Financial Measures” and "Reconciliation of GAAP to Non-GAAP Financial Measures".

Contacts

Investor Relations: Brian Vereb (brian.vereb@breadfinancial.com)

Susan Haugen (susan.haugen@breadfinancial.com)

Media Relations: Rachel Stultz (rachel.stultz@breadfinancial.com)

Bread Financial | January 30, 2025 4

Bread Financial | January 30, 2025 5 Forward-looking Statements This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, future financial performance and outlook, future dividend declarations, and future economic conditions. We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, our actual results could differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. Factors that could cause the outcomes to differ materially include, but are not limited to, the following: macroeconomic conditions, including market conditions, inflation, interest rates, labor market conditions, recessionary pressures or concerns over a prolonged economic slowdown, and the related impact on consumer spending behavior, payments, debt levels, savings rates and other behaviors; global political and public health events and conditions, including ongoing wars and military conflicts and natural disasters; future credit performance, including the level of future delinquency and write-off rates; the loss of, or reduction in demand from, significant brand partners or customers in the highly competitive markets in which we compete; the concentration of our business in U.S. consumer credit; inaccuracies in the models and estimates on which we rely, including the amount of our Allowance for credit losses and our credit risk management models; the inability to realize the intended benefits of acquisitions, dispositions and other strategic initiatives; our level of indebtedness and ability to access financial or capital markets; pending and future federal and state legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform and consumer financial services practices, as well as any such actions with respect to late fees, interchange fees or other charges; impacts arising from or relating to the transition of our credit card processing services to third party service providers that we completed in 2022; failures or breaches in our operational or security systems, including as a result of cyberattacks, unanticipated impacts from technology modernization projects or otherwise; and any tax or other liability or adverse impacts arising out of or related to the spinoff of our former LoyaltyOne segment or the bankruptcy filings of Loyalty Ventures Inc. (LVI) and certain of its subsidiaries and subsequent litigation or other disputes. In addition, the Consumer Financial Protection Bureau (CFPB) has issued a final rule that, absent a successful legal challenge, will place significant limits on credit card late fees, which would have a significant impact on our business and results of operations for at least the short term and, depending on the effectiveness of the mitigating actions that we have taken or may in the future take in anticipation of, or in response to, the final rule, may potentially adversely impact us over the long term; we cannot provide any assurance as to the effective date of the rule, the result of any pending or future challenges or other litigation relating to the rule, or our ability to mitigate or offset the impact of the rule on our business and results of operations. The foregoing factors, along with other risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward-looking statements, are described in greater detail under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Bread Financial | January 30, 2025 6 Non-GAAP Financial Measures We prepare our audited Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States of America (GAAP). However, certain information included herein constitutes Non-GAAP Financial Measures. Our calculations of Non-GAAP Financial Measures may differ from the calculations of similarly titled measures by other companies. In particular: • In August 2024 we entered into separate, privately-negotiated repurchase agreements with a limited number of Convertible Note holders to repurchase a portion of our outstanding $316 million aggregate principal amount of 4.25% Convertible Senior Notes due 2028 (the Convertible Notes). Subsequently, in September and November of 2024, certain holders of Convertible Notes separately approached us to repurchase Convertible Notes, and we entered into additional separate, privately-negotiated repurchase agreements with such holders of Convertible Notes. From a GAAP perspective, we paid a premium to induce these repurchases which resulted in an impact to Total non-interest expenses, with a corresponding favorable tax impact, also reflected in Net income and consequently our Earnings per diluted share. We have shown adjustments to these three financial statement line items, for total Company as well as for continuing operations, to exclude the impact from our repurchased Convertible Notes. We use Adjusted total non-interest expenses, Adjusted net income, and Adjusted earnings per diluted share to evaluate the ongoing operations of the Company excluding the volatility that can occur from the impact of our repurchased Convertible Notes. • Pretax pre-provision earnings (PPNR) represents Income from continuing operations before income taxes and the Provision for credit losses. PPNR excluding gain on portfolio sale and impact from repurchased Convertible Notes then excludes from PPNR the gain on any portfolio sale in the period, as well as the inducement expense from our repurchased Convertible Notes in the period. We use PPNR and PPNR excluding gain on portfolio sale and impact from repurchased Convertible Notes as metrics to evaluate our results of operations before income taxes, excluding the volatility that can occur within Provision for credit losses and the one-time nature of a gain on the sale of a portfolio and/or the impact from repurchased Convertible Notes. • Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. We use ROTCE as a metric to evaluate the Company's performance. • Tangible common equity over Tangible assets (TCE/TA) represents TCE divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. We use TCE/TA as a metric to evaluate the Company’s capital adequacy and estimate its ability to absorb losses. • Tangible book value per common share represents TCE divided by shares outstanding. We use Tangible book value per common share, a metric used across the industry, to estimate liquidation value. We believe the use of these Non-GAAP financial measures provide additional clarity in understanding our results of operations and trends. For a reconciliation of these Non-GAAP financial measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Bread Financial | January 30, 2025 7 Conference call/webcast information Bread Financial will host a conference call on Thursday, January 30, 2025, at 8:30 a.m. (Eastern Time) to discuss the company’s fourth quarter results. The conference call will be available via the internet at investor.breadfinancial.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software. The recorded webcast will also be available on the company’s website. About Bread Financial® Bread Financial® (NYSE: BFH) is a tech-forward financial services company that provides simple, personalized payment, lending, and saving solutions to millions of U.S consumers. Our payment solutions, including Bread Financial general purpose credit cards and savings products, empower our customers and their passions for a better life. Additionally, we deliver growth for some of the most recognized brands in travel & entertainment, health & beauty, jewelry and specialty apparel through our private label and co-brand credit cards and pay-over-time products providing choice and value to our shared customers.      To learn more about Bread Financial, our global associates and our sustainability commitments, visit breadfinancial.com or follow us on Instagram and LinkedIn.

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,	
	2024	2023	2024	2023
Interest income				
Interest and fees on loans	$ 1,175	$ 1,264	$ 4,820	$ 4,961
Interest on cash and investment securities	44	48	204	184
Total interest income	1,219	1,312	5,024	5,145
Interest expense				
Interest on deposits	147	154	608	541
Interest on borrowings	84	83	352	338
Total interest expense	231	237	960	879
Net interest income	**988**	**1,075**	**4,064**	**4,266**
Non-interest income				
Interchange revenue, net of retailer share arrangements	(110)	(91)	(381)	(335)
Gain on portfolio sale	2	—	11	230
Other	46	33	144	128
Total non-interest income	(62)	(58)	(226)	23
Total net interest and non-interest income	**926**	**1,017**	**3,838**	**4,289**
Provision for credit losses	**417**	**482**	**1,397**	**1,229**
Total net interest and non-interest income, after provision for credit losses	509	535	2,441	3,060
Non-interest expenses				
Employee compensation and benefits	242	220	897	867
Card and processing expenses	85	88	326	428
Information processing and communication	80	79	300	301
Marketing expenses	48	46	147	161
Depreciation and amortization	23	23	90	116
Other	58	60	300	219
Total non-interest expenses	**536**	**516**	**2,060**	**2,092**
(Loss) income from continuing operations before income taxes	(27)	19	381	968
Provision for income taxes	(35)	(26)	102	231
Income from continuing operations	8	45	279	737
Loss from discontinued operations, net of income taxes	(1)	(2)	(2)	(19)
Net income	**$ 7**	**$ 43**	**$ 277**	**$ 718**
Basic income per share				
Income from continuing operations	$ 0.15	$ 0.91	$ 5.63	$ 14.79
Loss from discontinued operations	$ (0.01)	$ (0.03)	$ (0.05)	$ (0.40)
Net income per share	**$ 0.14**	**$ 0.88**	**$ 5.58**	**$ 14.39**
Diluted income per share				
Income from continuing operations	$ 0.15	$ 0.90	$ 5.54	$ 14.74
Loss from discontinued operations	$ (0.01)	$ (0.03)	$ (0.05)	$ (0.40)
Net income per share	**$ 0.14**	**$ 0.87**	**$ 5.49**	**$ 14.34**
Weighted average common shares outstanding				
Basic	49.6	49.3	49.6	49.8
Diluted	50.9	49.6	50.4	50.0
Pretax pre-provision earnings (PPNR)*	$ 390	$ 501	$ 1,778	$ 2,197
Less: Gain on portfolio sales	(2)	—	(11)	(230)
Add: Impact from repurchased Convertible Notes	11	—	107	—
PPNR excl. gain on portfolio sale and impact from repurchased Convertible Notes*	**$ 399**	**$ 501**	**$ 1,874**	**$ 1,967**

* *PPNR and PPNR excluding gain on portfolio sale and impact from repurchased Convertible Notes are Non-GAAP financial measures. See "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures".*

Bread Financial | January 30, 2025 8

Bread Financial | January 30, 2025 9 BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions) December 31, 2024 December 31, 2023 ASSETS Cash and cash equivalents $ 3,679 $ 3,590 Credit card and other loans Total credit card and other loans 18,896 19,333 Allowance for credit losses (2,241) (2,328) Credit card and other loans, net 16,655 17,005 Investments 266 253 Property and equipment, net 142 167 Goodwill and intangible assets, net 746 762 Other assets 1,403 1,364 Total assets $ 22,891 $ 23,141 LIABILITIES AND STOCKHOLDERS' EQUITY Deposits Direct-to-consumer (retail) $ 7,687 $ 6,454 Wholesale and other 5,395 7,166 Total deposits 13,082 13,620 Debt issued by consolidated variable interest entities 4,558 3,898 Long-term and other debt 999 1,394 Other liabilities 1,201 1,311 Total liabilities 19,840 20,223 Total stockholders’ equity 3,051 2,918 Total liabilities and stockholders’ equity $ 22,891 $ 23,141 Shares of common stock outstanding 49.1 49.3

Bread Financial | January 30, 2025 10 Note: The unaudited Consolidated Statements of Cash Flows are presented reflecting the combined cash flows from continuing and discontinued operations. BREAD FINANCIAL HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) Twelve months ended December 31, 2024 2023 CASH FLOWS FROM OPERATING ACTIVITIES Net income $ 277 $ 718 Adjustments to reconcile net income to net cash provided by operating activities Provision for credit losses 1,397 1,229 Depreciation and amortization 90 116 Deferred income taxes (85) (68) Non-cash stock compensation 54 44 Amortization of deferred financing costs 21 26 Amortization of deferred origination costs 92 92 Gain on portfolio sale (11) (230) Loss on debt extinguishment and repurchased Convertible Notes 117 7 Change in other operating assets and liabilities Change in other assets 42 28 Change in other liabilities (109) — Other (26) 25 Net cash provided by operating activities 1,859 1,987 CASH FLOWS FROM INVESTING ACTIVITIES Change in credit card and other loans (840) (1,154) Proceeds from sale of credit card loan portfolios 101 2,499 Purchases of credit card loan portfolios (377) (473) Purchases of investments (31) (50) Maturities of investments 14 14 Other, including capital expenditures (36) (48) Net cash (used in) provided by investing activities (1,169) 788 CASH FLOWS FROM FINANCING ACTIVITIES Unsecured borrowings under debt agreements 300 1,401 Repayments/maturities of unsecured borrowings under debt agreements (894) (1,882) Debt issued by consolidated variable interest entities 2,390 2,592 Repayments/maturities of debt issued by consolidated variable interest entities (1,727) (4,807) Net decrease in deposits (541) (209) Payment of deferred financing costs (15) (63) Payment of capped call transactions — (39) Dividends paid (43) (42) Repurchase of common stock (55) (35) Other (7) (2) Net cash used in financing activities (592) (3,086) Change in cash, cash equivalents and restricted cash 98 (311) Cash, cash equivalents and restricted cash at beginning of period 3,616 3,927 Cash, cash equivalents and restricted cash at end of period $ 3,714 $ 3,616

BREAD FINANCIAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except percentages)

	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,		
	2024	2023	% change	2024	2023	% change
Adjusted net income						
Income from continuing operations	$ 8	$ 45	(83)	$ 279	$ 737	(62)
Income (loss) from discontinued operations	(1)	(2)	(49)	(2)	(19)	(87)
Net income	7	43	(84)	277	718	(61)
Impact from repurchased Convertible Notes	13	—	nm	104	—	nm
Adjusted net income	$ 20	$ 43	(54)	$ 381	$ 718	(47)
Adjusted income from continuing operations	$ 21	$ 45	(53)	$ 383	$ 737	(48)
Weighted average shares outstanding – diluted	50.9	49.6		50.4	50.0	
Adjusted income per diluted share						
Net income from continuing operations per diluted share	$ 0.15	$ 0.90	(83)	$ 5.54	$ 14.74	(62)
Net (loss) income from discontinued operations per diluted share	(0.01)	(0.03)	(51)	(0.05)	(0.40)	(87)
Net income per diluted share	$ 0.14	$ 0.87	(84)	$ 5.49	$ 14.34	(62)
Impact from repurchased Convertible Notes	0.26	—	nm	2.06	—	nm
Adjusted net income per diluted share	$ 0.40	$ 0.87	(55)	$ 7.55	$ 14.34	(47)
Adjusted income from continuing operations per diluted share	$ 0.41	$ 0.90	(55)	$ 7.60	$ 14.74	(48)
Adjusted total non-interest expenses						
Total non-interest expenses	$ 536	$ 516	4	$ 2,060	$ 2,092	(2)
Impact from repurchased Convertible Notes	11	—	nm	107	—	nm
Adjusted total non-interest expenses	$ 525	$ 516	1	$ 1,953	$ 2,092	(7)
Pretax pre-provision earnings						
(Loss) income from continuing operations before income taxes	$ (27)	$ 19	(247)	$ 381	$ 968	(61)
Provision for credit losses	417	482	(14)	1,397	1,229	14
Pretax pre-provision earnings (PPNR)	$ 390	$ 501	(22)	$ 1,778	$ 2,197	(19)
Less: Gain on portfolio sale	(2)	—	nm	(11)	(230)	(95)
Add: Impact from repurchased Convertible Notes	11	—	nm	107	—	nm
PPNR excl. gain on portfolio sale and impact from repurchased Convertible Notes	$ 399	$ 501	(20)	$ 1,874	$ 1,967	(5)

nm – Not meaningful, denoting a variance of 1,000 percent or more.

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Bread Financial | January 30, 2025 11

Bread Financial | January 30, 2025 12 BREAD FINANCIAL HOLDINGS, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In millions, except percentages) As of or for the three months ended December 31, As of or for the twelve months ended December 31, 2024 2023 % change 2024 2023 % change Average Tangible common equity Average Total stockholders’ equity 3,217 2,866 12 3,214 2,722 18 Less: average Goodwill and intangible assets, net (752) (766) (2) (753) (780) (4) Average Tangible common equity $ 2,465 $ 2,100 17 $ 2,461 $ 1,942 27 Tangible common equity (TCE) Total stockholders’ equity 3,051 2,918 5 3,051 2,918 5 Less: Goodwill and intangible assets, net (746) (762) (2) (746) (762) (2) Tangible common equity (TCE) $ 2,305 $ 2,156 7 $ 2,305 $ 2,156 7 Tangible assets (TA) Total assets 22,891 23,141 (1) 22,891 23,141 (1) Less: Goodwill and intangible assets, net (746) (762) (2) (746) (762) (2) Tangible assets (TA) $ 22,145 $ 22,379 (1) $ 22,145 $ 22,379 (1)

BREAD FINANCIAL HOLDINGS, INC.
UNAUDITED SUMMARY FINANCIAL HIGHLIGHTS
(In millions, except per share amounts and percentages)

	As of or for the three months ended December 31,			As of or for the twelve months ended December 31,		
	2024	**2023**	**% change**	**2024**	**2023**	**% change**
Credit sales	$ 7,898	$ 7,802	1	$ 26,962	$ 28,900	(7)
Average credit card and other loans	$ 18,156	$ 18,267	(1)	$ 18,084	$ 18,216	(1)
End-of-period credit card and other loans	$ 18,896	$ 19,333	(2)	$ 18,896	$ 19,333	(2)
End-of-period direct-to-consumer deposits	$ 7,687	$ 6,454	19	$ 7,687	$ 6,454	19
Return on average assets[(1)]	0.1%	0.8%	(0.7)	1.3%	3.3%	(2.0)
Return on average equity[(2)]	0.9%	6.2%	(5.3)	8.7%	27.1%	(18.4)
Return on average tangible common equity[(3)]	1.2%	8.5%	(7.3)	11.4%	38.0%	(26.6)
Net interest margin[(4)]	17.8%	19.6%	(1.8)	18.3%	19.5%	(1.2)
Loan yield[(5)]	25.7%	27.7%	(2.0)	26.7%	27.2%	(0.5)
Efficiency ratio[(6)]	57.8%	50.8%	7.0	53.7%	48.8%	4.9
Double leverage ratio[(7)]	104.7%	123.9%	(19.2)	104.7%	123.9%	(19.2)
Common equity tier 1 capital ratio[(8)]	12.4%	12.2%	0.2	12.4%	12.2%	0.2
Total risk-based capital ratio[(9)]	13.8%	13.6%	0.2	13.8%	13.6%	0.2
Total risk-weighted assets[(10)]	$ 19,928	$ 20,140	(1)	$ 19,928	$ 20,140	(1)
Tangible common equity / tangible assets ratio (TCE/TA)[(11)]	10.4%	9.6%	0.8	10.4%	9.6%	0.8
Tangible book value per common share[(12)]	$ 46.97	$ 43.70	7	$ 46.97	$ 43.70	7
Payment rate[(13)]	15.0%	14.5%	0.5	15.0%	14.5%	0.5
Delinquency rate	5.9%	6.5%	(0.6)	5.9%	6.5%	(0.6)
Net loss rate[(14)]	8.0%	8.0%	—	8.2%	7.5%	0.7
Reserve rate	11.9%	12.0%	(0.1)	11.9%	12.0%	(0.1)

Note: Beginning in 2024, we revised the calculation of average balances to more closely align with industry practice by incorporating an average daily balance. Prior to 2024, average balances represent the average balance at the beginning and end of each month, averaged over the periods indicated.

(1) Return on average assets represents annualized Income from continuing operations divided by average Total assets.
(2) Return on average equity represents annualized Income from continuing operations divided by average Total stockholders' equity.
(3) Return on average tangible common equity (ROTCE) represents annualized Income from continuing operations divided by average Tangible common equity. Tangible common equity (TCE) represents Total stockholders' equity reduced by Goodwill and intangible assets, net. ROTCE is a Non-GAAP financial measure.
(4) Net interest margin represents annualized Net interest income divided by average Total interest-earning assets.
(5) Loan yield represents annualized Interest and fees on loans divided by Average credit card and other loans.
(6) Efficiency ratio represents Total non-interest expenses divided by Total net interest and non-interest income.
(7) Double leverage ratio represents Parent Company investment in subsidiaries divided by BFH consolidated equity.
(8) Common equity tier 1 capital ratio represents tier 1 capital divided by total risk-weighted assets. In the calculation of tier 1 capital, we follow the Basel III Standardized Approach and therefore Total stockholders' equity has been reduced, primarily by Goodwill and intangible assets, net.
(9) Total risk-based capital ratio represents total capital divided by total risk-weighted assets. In the calculation of total capital, we follow the Basel III Standardized Approach and therefore tier 1 capital has been increased by tier 2 capital, which for us is the allowable portion of the Allowance for credit losses.
(10) Total risk-weighted assets are generally measured by allocating assets, and specified off-balance sheet exposures, to various risk categories as defined by the Basel III Standardized Approach.
(11) Tangible common equity over tangible assets (TCE/TA) represents TCE divided by Tangible assets (TA), which is Total assets reduced by Goodwill and intangible assets, net. TCE/TA is a Non-GAAP financial measure.
(12) Tangible book value per common share represents TCE divided by shares outstanding and is a Non-GAAP financial measure.
(13) Payment rate represents consumer payments during the last month of the period, divided by the beginning-of-month Credit card and other loans, including held for sale in applicable periods.
(14) Starting with 3Q22 through 2Q23, the Net loss rate was impacted by the transition of our credit card processing services in June 2022.

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